Exhibit 99.1

Important Notice to Directors and Executive Officers of
Coca-Cola Enterprises Inc. (“CCE”)
Concerning Blackout Periods Under the
Coca-Cola Enterprises Inc. 401(k) Plans (collectively, “Plan”)

August 27, 2010

Following completion of the pending transactions with The Coca-Cola Company (the “Transaction”), all shares of CCE common stock held in the Plan’s Coca-Cola Enterprises Inc. Stock Fund investment option (“CCE Stock Fund”) will be exchanged for shares of International CCE Inc. common stock and cash consideration.   As a result of this exchange, Plan participants will temporarily be unable to (i) receive any “in-kind” payments from the CCE Stock Fund, or (ii) transfer amounts invested in the CCE Stock Fund to other Plan investment options.

If the Transaction closes on or about October 2, 2010, the Plan restrictions will apply as follows:

•	the restriction on requests for in-kind payments from the CCE Stock Fund is expected to begin at 4:00 p.m. Eastern Time on September 24, 2010 and end the week of October 3, 2010; and

•
the restriction on transfers of amounts invested in the CCE Stock Fund to other Plan investment options is expected to begin at 4:00 p.m. Eastern Time on September 30, 2010 and end the week of October 3, 2010.

These temporary restrictions are necessary so that all pending trades can clear and final share balances in the CCE Stock Fund can be accurately determined.  You can determine whether the restriction periods have started or ended by calling a J.P. Morgan Retirement Plan Services representative toll-free at 800.345.2345.

These short-term periods during which Plan participants will be unable to exercise the rights noted above will qualify as “blackout periods” under the Sarbanes-Oxley Act.  As a result, we must prohibit CCE’s directors and executive officers from trading in CCE common stock during these periods.  Specifically, during the blackout periods, you will not be permitted to purchase, sell, or otherwise acquire or transfer, directly or indirectly, any shares of CCE common stock to the extent that such shares are, or were, acquired in connection with your service or employment as a director or executive officer of CCE.  For example, you will be prohibited from:

•	transferring any portion of your own Plan account into or out of CCE shares,
•	buying or selling shares of CCE common stock on the open market, and
•	exercising CCE stock options.

(In addition, you are subject to CCE’s policy regarding director and officer securities trading and confidentiality that requires you to pre-clear any proposed transaction with our General Counsel or his/her designee.)

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction, and you will be subject to civil and criminal penalties.  Accordingly, we strongly urge you to refrain from making any trades in CCE common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact William T. Plybon, Vice President, Secretary and Deputy General Counsel, by telephone at 770.989.3141 or by mail at 2500 Windy Ridge Parkway, Atlanta, GA 30339.